Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
FOURTH QUARTER AND FISCAL YEAR 2011
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 22, 2011 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1085 or (612) 288-0337 at least five minutes prior to the call and referencing conference code 219585. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 219585.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in Q4 11 of $399.5 million, up 23.0% from $324.9 million a year ago. Total GAAP revenue in Q4 11 was $367.0 million, up 18.5% from $309.8 million in Q4 10. We recognized non-GAAP net income in Q4 11 of $133.5 million, representing $0.42 per diluted share, compared to non-GAAP net income of $100.3 million, or $0.33 per diluted share, in the same period last year. We recognized a GAAP net loss in Q4 11 of ($5.1) million, or ($0.02) per share, compared to Q4 10 GAAP net income of $2.1 million, or $0.01 per share. Non-GAAP operating margin was 36.1% for Q4 11, compared to 35.2% in Q4 10. Fourth quarter operating cash flow was $97.9 million, compared to $111.6 million in the same quarter a year ago. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)
We reported non-GAAP revenue in FY 11 of $1,393.9 million, up 16.6% from $1,195.7 million a year ago. Total GAAP revenue in FY 11 was $1,318.7 million, up 17.9% from $1,118.9 million in FY 10. We recognized non-GAAP net income in FY 11 of $430.7 million, representing $1.36 per diluted share, compared to non-GAAP net income of $359.1 million, or $1.19 per diluted share, in FY 10. We recognized GAAP net income in FY 11 of $38.2 million, or $0.12 per diluted share, compared to a FY 10 GAAP net loss of ($19.1) million, or ($0.07) per share. FY 11 non-GAAP operating margin was 33.9%, up from 33.2% in FY 10. FY11 operating cash flow was $357.4 million, up from $296.3 million in FY 10. Nuance ended FY 11 with a balance of cash and marketable securities of $478.5 million.
Discussion of Non-GAAP Revenue
Compared to Q4 10, Nuance’s Q4 11 non-GAAP revenue benefited from (1) strength in mobile products and services, (2) growth in healthcare licenses and on-demand services, (3) product licensing from our imaging business, and (4) growth in enterprise licenses. In Q4 11, the United States contributed 70% of non-GAAP revenue and international contributed 30%.
At the end of Q4 11, the estimated 3-year value of total on-demand contracts was $1,332.3 million, up 16.5% from $1,143.2 million at the end of Q4 10. The trend toward customer preference for our volume-

based and transactional pricing models continues. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods.
Table: Non-GAAP Revenue by Segment

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Healthcare	$121.3	$449.3	$117.8	$121.0	$139.3	$148.7	$526.8
Yr/Yr Organic Growth*	16%	13%	3%	6%	12%	9%	7%
Mobile & Consumer	$90.2	$309.4	$87.7	$93.7	$93.1	$118.7	$393.3
Yr/Yr Organic Growth*	30%	22%	20%	17%	31%	27%	24%
Enterprise	$78.0	$296.1	$72.5	$74.0	$69.9	$80.0	$296.4
Yr/Yr Organic Growth*	(7)%	(4)%	(8)%	(0)%	(5)%	2%	(3)%
Imaging	$35.4	$140.8	$39.3	$43.2	$42.8	$52.1	$177.4
Yr/Yr Organic Growth*	(9)%	2%	7%	25%	16%	11%	15%

Total revenue	$324.9	$1,195.7	$317.3	$332.0	$345.1	$399.5	$1,393.9

Yr/Yr Organic Growth*	9%	9%	5%	10%	13%	12%	10%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.
Table: Non-GAAP Profit by Segment

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Healthcare	$62.9	$227.4	$56.9	$57.8	$78.5	$76.3	$269.4
Segment Profit as % of Segment Revenue	52%	51%	48%	48%	56%	51%	51%
Mobile & Consumer	$36.7	$120.0	$28.5	$41.5	$40.0	$61.0	$170.9
Segment Profit as % of Segment Revenue	41%	39%	33%	44%	43%	51%	43%
Enterprise	$21.7	$82.3	$16.3	$14.8	$12.3	$19.8	$63.3
Segment Profit as % of Segment Revenue	28%	28%	23%	20%	18%	25%	21%
Imaging	$13.3	$55.6	$15.8	$19.0	$16.1	$18.2	$69.1
Segment Profit as % of Segment Revenue	38%	40%	40%	44%	38%	35%	39%

Total segment profit	$134.6	$485.3	$117.6	$133.0	$146.9	$175.3	$572.7

Total segment profit as % of total segment revenue	41%	41%	37%	40%	43%	44%	41%
Effective in the fourth quarter of fiscal 2011, we have changed our segment structure and identified our four market segments as reportable segments as defined by ASC 280-50-1 based on the level of financial information now regularly reviewed by company management in allocating resources and assessing performance of each market group. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

Table: Non-GAAP Revenue by Type

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Product and Licensing	$150.6	$530.5	$145.0	$152.7	$162.3	$201.3	$661.3
% of Revenue	46%	44%	46%	46%	47%	50%	47%
Professional Services	$46.0	$155.7	$38.9	$41.2	$37.7	$39.2	$157.0
% of Revenue	14%	13%	12%	12%	11%	10%	11%
Hosting	$81.6	$319.3	$85.1	$88.9	$92.8	$100.7	$367.5
% of Revenue	25%	27%	27%	27%	27%	25%	26%
Maintenance and Support	$46.7	$190.1	$48.2	$49.2	$52.3	$58.3	$208.1
% of Revenue	14%	16%	15%	15%	15%	15%	15%

Total revenue	$324.9	$1,195.7	$317.3	$332.0	$345.1	$399.5	$1,393.9

Healthcare Solutions. Within our healthcare business, licenses and on-demand solutions contributed to revenue growth. During Q4 11, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.999 billion lines per year, up 19% from 3.349 billion lines per year during Q4 10. Nuance had very strong bookings in healthcare on-demand contracts, and continued to make progress in implementing on-demand contracts signed in prior quarters, which will contribute to future revenue. During Q4 11, Nuance released version 10 of our eScription on-demand clinical documentation service. Diagnostics continues to perform with strong customer references on our new PowerScribe 360 solution and strong Q4 11 bookings. Our recently released Dragon Medical Network Edition is now live at 80 customer sites, and our Nuance Healthcare Development Platform and cloud-based Nuance SpeechAnywhere services now have more than 100 evaluation partners, with two launched mobile third-party iOS electronic medical records applications. Key customers in Q4 11 included Baycare, Carle Foundation, Cerner, Diversified Radiology, FED, Kern Medical, Lahey Clinic, New Hanover, Piedmont Healthcare, and VA Hospital.
Mobile & Consumer Solutions. Within our mobile and consumer business, growth was driven by product licenses in automobile and handset markets, hosting services for voicemail-to-text, as well as professional services revenue to support the implementation of recent handset and automobile design wins. In Q4 11, Nuance continued to secure significant new design wins and expanded functionality with our largest OEMs. In particular, Nuance had strong bookings in the automobile, handset and voicemail-to-text markets. During Q4, Nuance completed initial delivery of what it believes to be the world’s largest and most sophisticated networked speech and language system. Nuance launched version 1.1 of DragonGo! with an expanded set of partners and categories. DragonGo! represents an expansion of mobile search from understanding search terms to also understanding the user’s meaning or intent to provide search results that take the user directly to relevant information. Nuance achieved several design wins in the automobile and handset markets during the quarter, including a significant design win with LG to provide connected services and predictive text for both mobile phones and televisions. In the voicemail-to-text market, offerings were deployed at Comcast, Sprint and T-Mobile, and Nuance experienced a significant increase in the portion of messages that were handled by our fully automated service. Key mobile and consumer customers and design wins in Q4 11 included Amazon, CIBC, Comcast, Daimler, Diebold, Ford, Kyocera, LGE, Nokia, NTT DoCoMo, On-Star, Renault, Samsung, Sony Ericsson, State of Maryland, Time Warner Cable, Tom Tom, and ZTE.
Enterprise Solutions. Within our enterprise business, we benefited from significant license growth and maintenance growth in the quarter. Nuance acquired Loquendo to accelerate the innovations for natural, conversational interactions between consumers and the contact center. Loquendo brings deep expertise and reputation for voice solutions, platform technologies and voice biometrics, which will all be an important catalyst for expanding Nuance’s market presence in Europe and Latin America. During Q4 11, Nuance launched on-demand deployments at Acer, Citi, USAA and US Airways. Also during Q4 11, Nuance launched several products, including Mobile Connect, Nuance Client Portal, and SDP 10.4 Infrastructure as well as a beta version of our Call Steering product. In addition, Nuance achieved several design wins and pilot projects for our voice biometrics and Nuance Mobile Care products. Key enterprise customers in Q4 11 included Aetna, AT&T, Banco Itau, Bank of America, BCBS Michigan, CIGNA, Citibank, Comcast, Energex, Farmer’s Insurance, IBM, Kaiser Permanente, Nordea, NTT, On-Star, Standard Insurance, Telekom Deutschland, Telenor, Telstra, USAA, US Cellular, Vodafone, and Walgreens.
Imaging Solutions. Within our imaging business, revenue growth was driven by sales of the eCopy ShareScan product and the acquisition of Equitrac. During Q4 11, Nuance released Office/Express Server for several key platforms. Other product releases in the quarter included ShareScan integration to Equitrac, Professional Server 5.4, Xerox Secure Access 4.1.1 and PaperPort 14. In addition, Nuance continued progress toward our cloud-based imaging offerings, with releases of product betas and prototypes. Key imaging customers in Q4 11 included Canon, Deloitte, Ricoh, US Securities and Exchange Commission, Visma and Xerox.
Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q4 11, cost of revenue was $116.9 million, for a gross margin of 70.8%, compared to Q4 10 gross margin of 69.9%. Gross margin for product and licensing improved to 89.9% in Q4 11 from 88.1% a year ago, due to a mix shift toward products that carry a higher gross margin. Gross margin for professional services and hosting declined to 38.7% in Q4 11 from 43.4% a year ago, due to increased costs associated with personnel to support mobile services as well as from Nuance Mobile Care. Gross margin for maintenance and support declined to 81.5% in Q4 11 from 83.4% in Q4 10, due to a mix shift towards products that carry a lower maintenance and support gross margin.
Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q4 11, operating margin was 36.1%, up from 35.2% in Q4 10, driven by improved gross margin. Operating expenses as a percentage of revenue were flat for Q4 11 compared to Q4 10. Expenses increased during Q4 11 compared to Q4 10 due to accelerated investments related to strategic mobile partnerships, recent acquisitions, and increased sales and marketing, all to support recent product releases and future growth, offset by approximately $1.3 million of credits under a funded R&D arrangement with a customer. In addition, as previously guided, in Q4 11 we incurred approximately $5.8 million in additional legal expense for litigation activities compared to Q4 10.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q4 11 cash flow from operations of $97.9 million, compared to $111.6 million in Q4 10. The decrease was driven by increased payments for restructuring and services costs related to recently completed acquisitions and an increase of $8.2 million of income tax benefits related to stock-based compensation deductions (which are recorded as a use of cash in cash flow from operations and corresponding cash provided in cash flow from financing). At the end of Q4 11, our cash and marketable securities balance was approximately $478.5 million. Capital expenditures totaled $10.6 million for Q4 11, and depreciation was $7.6 million for Q4 11.

On October 24, 2011, Nuance issued $690 million of 2.75% Convertible Debentures due November 1, 2031. Total proceeds, net of debt issuance costs of approximately $14.0 million, were $676.0 million. We used $200 million of the proceeds to repurchase 8.5 million shares of our common stock.
Days Sales Outstanding (DSO)
Beginning Q1 11, we have updated the manner in which we calculate DSO. Our updated calculation is as follows: Accounts receivable, net, divided by GAAP revenue for the period, multiplied by 90.
In Q4 11, DSO was 69 days, compared to 63 days in Q4 10. DSO increased due to exceptionally strong collections in Q4 10. In addition, DSO increased due to accounts receivable balances from acquisitions closed late in the quarter, which impacted DSO by 3 days. Below is a table providing historical DSO using this updated calculation:

	Q1 10	Q2 10	Q3 10	Q4 10	Q1 11	Q2 11	Q3 11	Q4 11
DSO	74	71	71	63	70	65	68	69
Deferred Revenue
Total deferred revenue increased from $218.9 million at the end of Q4 10 to $276.0 million at the end of Q4 11, and current deferred revenue increased from $142.3 million to $185.6 million over the same period. The increase in deferred revenue was primarily attributable to set-up and implementation activities related to our hosted offerings, billings in excess of revenues earned on several large professional services implementation projects and maintenance and support contracts in Imaging and Enterprise.
Discussion of Q1 12 Guidance and Fiscal Year Outlook
Strength in our mobile & consumer and healthcare businesses will lead growth in fiscal 2012. We expect as well to benefit from improving performance in our enterprise business, as we saw in Q4 11, and a continuation of recent positive trends in our imaging business. Across our mobile & consumer, healthcare and imaging businesses, bookings and backlog from fiscal 2011 will enhance fiscal 2012 revenues.
Global interest in our mobile and consumer technologies and solutions has never been greater. We are benefiting from unprecedented response rates to our advertising and from our past investments in global language expansion. Revenues this year will include a materially greater proportion of mobile services, new product introductions, and a heightened interest in deeper strategic relationships. In particular, we have seen a significant and accelerating shift towards broader and more extensive engagements with partners, which involve a combination of licensing, network-based services and engineering and research services, spanning several years. We note, though, that the accounting for these arrangements tends to prolong revenue recognition.
Our healthcare business should benefit from a continuation of recent trends, including the momentum within our on-demand offerings, strong interest in our Dragon Medical product line in association with EHR usage and more robust purchasing of our radiology solutions. Nuance’s healthcare business will also enjoy revenues later in the fiscal year from our new clinical language understanding and analytics offerings that address the industry shift to the ICD-10 standard and support healthcare organizations in recouping appropriate reimbursement for the care provided.
The enterprise business will incorporate revenues from previously signed on-demand contracts with major brands, which have begun to offset the revenue decline associated with one on-demand customer. We also expect improved license revenues from continued increase in global demand for our core speech solutions, increased demand for voice biometrics for consumer identification and verification, and the introduction of several new solutions to address the multi-channel and mobile needs of our customers to address mobile customer care, text-based customer care, and business optimization through analytics. These new offerings will enable us to enhance the value we deliver to our customers and our existing channel partners, and also to forge relationships with new distribution partners.
Our imaging business will benefit from growth in demand for our MFP solutions, eCopy and Equitrac, as well as new releases of our PDF desktop products during the year. Our imaging business will also benefit from new combined scan and print solutions for our OEM partners, with specific implementations for legal, healthcare, education and government organizations. We will continue to leverage our on-premise product and technology portfolio into expanded cloud-based and mobile offerings. Imaging will also benefit from an expanded global footprint in sales and marketing, as well as leveraging the existing Nuance footprint and relationships in our key vertical markets, especially healthcare and legal.
Taking into account all the factors above, we expect Q1 12 non-GAAP revenues to be in the range of $380 million to $405 million. We expect GAAP revenues for Q1 12 to be in the range of $362 million to $387 million. For the full year, we expect FY 12 non-GAAP revenues between $1,660 million and $1,710 million. We expect GAAP revenues for FY 12 to be in the range of $1,598 million to $1,648 million.
Turning to expenses, we remind investors of our intention to fund investments in research and development, sales and professional services personnel to capture additional growth in FY 12. In particular, we are funding an unprecedented level of strategic engagements in our mobile market, where the demand for advanced mobile cloud-based services and joint research and development are growing rapidly. While these investments do contribute to growth in FY 12, they require staffing and expense in advance of revenues. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners. As mentioned earlier, we have seen an unprecedented response to our advertising. Consequently, we have planned significant additional expenditures in this area in FY12, including about $10 million in the first quarter.
We also note that current models may not reflect the likely net cash interest expense, which is expected to be approximately $44 million for the year; and anticipated cash taxes expense, of approximately $34 million — $36 million for the year.
We therefore expect FY 12 GAAP EPS to be in the range of $0.08 to $0.15 and FY 12 non-GAAP EPS to be in the range of $1.55 to $1.62. We expect Q1 12 GAAP EPS to be in the range of ($0.02) to $0.02 and Q1 12 non-GAAP EPS to be in the range of $0.33 to $0.37.
Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 12 to achieve strong cash flows, based upon increased revenues, strong margins and disciplined working capital practices.
This ends the prepared conference call remarks.
Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding revenue growth in fiscal 2012, strength in our mobile-consumer and healthcare businesses, improvements in our enterprise business, continued positive trends in our imaging business, investments in sales and marketing resources, new product offerings, increased mobile services revenue, momentum within our on-demand healthcare offerings, interest in our Dragon Medical products, increased sales of radiology solutions, improved license revenue in our enterprise business, organic growth in our imaging business, first quarter and fiscal 2012 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, demand for mobile cloud-based services, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2010 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2011 and 2010, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy, Equitrac and SVOX for the three and twelve months ended September 30, 2011, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.
(ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.
(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of Acquired Intangible Assets.
The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into three IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.
Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Product and licensing	$179,177	$138,232	$607,358	$473,460
Professional services and hosting	132,063	125,769	509,141	463,567
Maintenance and support	55,801	45,762	202,242	181,921

Total revenues	367,041	309,763	1,318,741	1,118,948

Cost of revenues:
Product and licensing	17,651	15,424	65,601	49,618
Professional services and hosting	93,052	74,376	341,055	280,725
Maintenance and support	11,412	7,934	38,057	31,269
Amortization of intangible assets	14,570	12,663	55,111	47,758

Total cost of revenues	136,685	110,397	499,824	409,370

Gross profit	230,356	199,366	818,917	709,578

Operating expenses:
Research and development	49,479	38,274	179,377	152,071
Sales and marketing	80,622	69,528	306,439	266,208
General and administrative	43,332	33,418	147,603	122,061
Amortization of intangible assets	22,998	22,033	88,219	87,819
Acquisition-related costs, net	7,956	3,719	21,866	30,611
Restructuring and other charges, net	17,519	1,647	22,862	17,891

Total operating expenses	221,906	168,619	766,366	676,661

Income from operations	8,450	30,747	52,551	32,917

Other expense, net	(6,798)	(15,067)	(22,534)	(33,982)

Income (loss) before income taxes	1,652	15,680	30,017	(1,065)

Provision (benefit) for income taxes	6,761	13,575	(8,221)	18,034

Net income (loss)	$(5,109)	$2,105	$38,238	$(19,099)

Net income (loss) per share:
Basic	$(0.02)	$0.01	$0.13	$(0.07)

Diluted	$(0.02)	$0.01	$0.12	$(0.07)

Weighted average common shares outstanding:
Basic	306,541	293,971	302,277	287,412

Diluted	306,541	307,382	315,960	287,412

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2011	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$447,224	$516,630
Restricted cash	6,799	24,503
Marketable securities	31,244	5,044
Accounts receivable, net	280,186	217,587
Acquired unbilled accounts receivable	670	7,412
Prepaid expenses and other current assets	88,804	70,466

Total current assets	854,927	841,642

Land, building and equipment, net	78,218	62,083
Marketable securities	—	28,322
Goodwill	2,347,880	2,077,943
Intangible assets, net	731,577	685,865
Other assets	82,691	73,844

Total assets	$4,095,293	$3,769,699

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital leases	$6,905	$7,764
Contingent and deferred acquisition payments	23,783	2,131
Accounts payable and accrued expenses	258,777	230,237
Deferred and unearned revenue	185,605	142,340

Total current liabilities	475,070	382,472

Long-term portion of debt and capital leases	853,020	851,014
Long-term deferred revenue	90,382	76,598
Other long term liabilities	183,450	162,419

Total liabilities	1,601,922	1,472,503

Stockholders’ equity	2,493,371	2,297,196

Total liabilities and stockholders’ equity	$4,095,293	$3,769,699

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$(5,109)	$2,105	$38,238	$(19,099)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	45,214	40,418	170,933	157,156
Stock-based compensation	37,791	27,271	147,296	100,139
Non-cash interest expense	2,986	3,209	12,510	12,955
Non-cash restructuring and other expense	11,725	—	11,725	6,833
Deferred tax (benefit) provision	(8,163)	6,063	(43,890)	3,742
Other	12,233	(95)	16,492	1,576
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(21,851)	12,250	(25,530)	(773)
Prepaid expenses and other assets	5,302	1,029	(11,793)	(3,840)
Accounts payable	1,806	8,670	(8,193)	4,710
Accrued expenses and other liabilities	3,175	1,065	(6,775)	(6,760)
Deferred revenue	12,795	9,599	56,398	39,643

Net cash provided by operating activities	97,904	111,584	357,411	296,282

Cash flows from investing activities:
Capital expenditures	(10,640)	(9,690)	(34,907)	(25,974)
Payments for acquisitions, net of cash acquired	(82,991)	(47,847)	(402,290)	(203,729)
Payments for equity investments	—	—	—	(14,970)
Purchases of marketable securities	—	(33,529)	(10,776)	(33,529)
Proceeds from sales and maturities of marketable securities	5,000	—	11,650	—
Payments for acquired technology	(6,000)	(450)	(6,715)	(15,300)
Change in restricted cash balance	—	—	17,184	(22,070)

Net cash used in investing activities	(94,631)	(91,516)	(425,854)	(315,572)

Cash flows from financing activities:
Payments of debt and capital leases	(1,671)	(2,084)	(7,535)	(8,460)
Payments of debt issuance costs	(2,553)	—	(2,553)	—
Proceeds from issuance of common stock, net of issuance costs	—	—	—	12,350
Payments of other long-term liabilities	(2,849)	(2,550)	(10,643)	(9,870)
Proceeds on settlement of share-based derivatives, net	—	915	9,414	7,306
Excess tax benefits on employee equity awards	9,300	1,060	17,520	1,060
Proceeds from issuance of common stock from employee stock plans	14,955	6,678	36,667	29,510
Cash used to net share settle employee equity awards	(6,881)	(3,977)	(36,908)	(22,016)

Net cash provided by financing activities	10,301	42	5,962	9,880

Effects of exchange rate changes on cash and cash equivalents	(13,331)	4,446	(6,925)	(998)

Net increase (decrease) in cash and cash equivalents	243	24,556	(69,406)	(10,408)
Cash and cash equivalents at beginning of period	446,981	492,074	516,630	527,038

Cash and cash equivalents at end of period	$447,224	$516,630	$447,224	$516,630

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010
GAAP revenue	$367,041	$309,763	$1,318,741	$1,118,948
Acquisition-related revenue adjustments: product and licensing	22,140	12,351	53,961	57,077
Acquisition-related revenue adjustments: professional services and hosting	7,844	1,820	15,429	11,452
Acquisition-related revenue adjustments: maintenance and support	2,510	924	5,807	8,193

Non-GAAP revenue	$399,535	$324,858	$1,393,938	$1,195,670

GAAP cost of revenue	$136,685	$110,397	$499,824	$409,370
Cost of revenue from amortization of intangible assets	(14,570)	(12,663)	(55,111)	(47,758)
Cost of revenue adjustments: product and licensing (1,2)	2,680	2,552	9,487	11,472
Cost of revenue adjustments: professional services and hosting (1,2)	(7,300)	(2,182)	(26,864)	(9,268)
Cost of revenue adjustments: maintenance and support (1,2)	(641)	(174)	(2,186)	(756)

Non-GAAP cost of revenue	$116,854	$97,930	$425,150	$363,060

GAAP gross profit	$230,356	$199,366	$818,917	$709,578
Gross profit adjustments	52,325	27,562	149,871	123,032

Non-GAAP gross profit	$282,681	$226,928	$968,788	$832,610

GAAP income from operations	$8,450	$30,747	$52,551	$32,917
Gross profit adjustments	52,325	27,562	149,871	123,032
Research and development (1)	6,101	2,650	24,289	9,381
Sales and marketing (1)	10,516	8,339	43,264	38,152
General and administrative (1)	13,226	13,235	49,707	40,779
Amortization of intangible assets	22,998	22,033	88,219	87,819
Costs associated with IP collaboration agreements	5,250	4,521	19,750	16,729
Acquisition-related costs, net	7,956	3,719	21,866	30,611
Restructuring and other charges, net	17,519	1,647	22,862	17,891

Non-GAAP income from operations	$144,341	$114,453	$472,379	$397,311

GAAP provision (benefit) for income taxes	$6,761	$13,575	$(8,221)	$18,034
Non-cash taxes	(2,161)	(11,573)	26,620	(4,801)

Non-GAAP provision for income taxes	$4,600	$2,002	$18,399	$13,233

GAAP net income (loss)	$(5,109)	$2,105	$38,238	$(19,099)
Acquisition-related adjustment — revenue (2)	32,494	15,095	75,197	76,722
Acquisition-related adjustment — cost of revenue (2)	(2,687)	(3,243)	(10,473)	(13,275)
Acquisition-related costs, net	7,956	3,719	21,866	30,611
Cost of revenue from amortization of intangible assets	14,570	12,663	55,111	47,758
Amortization of intangible assets	22,998	22,033	88,219	87,819
Non-cash stock-based compensation (1)	37,791	27,271	147,296	100,139
Non-cash interest expense, net	2,986	3,209	12,510	12,955
Non-cash income taxes	2,161	11,573	(26,620)	4,801
Costs associated with IP collaboration agreements	5,250	4,521	19,750	16,729
Change in fair value of share-based instruments	(2,386)	(309)	(13,230)	(3,972)
Restructuring and other charges, net	17,519	1,647	22,862	17,891

Non-GAAP net income	$133,543	$100,284	$430,726	$359,079

Non-GAAP diluted net income per share	$0.42	$0.33	$1.36	$1.19

Diluted weighted average common shares outstanding	319,198	307,382	315,960	302,657

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$7	$3	$36	$28
Cost of professional services and hosting	7,300	2,870	27,814	11,043
Cost of maintenance and support	641	174	2,186	756
Research and development	6,101	2,650	24,289	9,381
Sales and marketing	10,516	8,339	43,264	38,152
General and administrative	13,226	13,235	49,707	40,779

Total	$37,791	$27,271	$147,296	$100,139

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$32,494	$15,095	$75,197	$76,722
Cost of product and licensing	(2,687)	(2,555)	(9,523)	(11,500)
Cost of professional services and hosting	—	(688)	(950)	(1,775)

Total	$29,807	$11,852	$64,724	$63,447

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Total Revenue
GAAP Revenue	$309.8	$1,118.9	$303.8	$319.0	$328.9	$367.0	$1,318.7
Adjustment	$15.1	$76.7	$13.4	$13.0	$16.2	$32.5	$75.2

Non-GAAP Revenue	$324.9	$1,195.7	$317.3	$332.0	$345.1	$399.5	$1,393.9

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Healthcare
GAAP Revenue	$119.8	$444.6	$117.4	$120.7	$135.4	$141.7	$515.2
Adjustment	$1.5	$4.7	$0.4	$0.3	$3.9	$7.0	$11.6

Non-GAAP Revenue	$121.3	$449.3	$117.8	$121.0	$139.3	$148.7	$526.8

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Mobile & Consumer
GAAP Revenue	$89.2	$297.3	$86.1	$93.1	$91.6	$107.9	$378.7
Adjustment	$1.0	$12.1	$1.6	$0.6	$1.5	$10.9	$14.6

Non-GAAP Revenue	$90.2	$309.4	$87.7	$93.7	$93.1	$118.7	$393.3

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Enterprise
GAAP Revenue	$76.6	$293.9	$71.1	$72.3	$68.5	$79.9	$291.8
Adjustment	$1.4	$2.2	$1.4	$1.7	$1.4	$0.1	$4.6

Non-GAAP Revenue	$78.0	$296.1	$72.5	$74.0	$69.9	$80.0	$296.4

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Imaging Revenue
GAAP Revenue	$24.2	$83.1	$29.2	$32.8	$33.4	$37.6	$133.0
Adjustment	$11.2	$57.7	$10.0	$10.4	$9.4	$14.6	$44.4

Non-GAAP Revenue	$35.4	$140.8	$39.3	$43.2	$42.8	$52.1	$177.4

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Product and Licensing Revenue
GAAP Revenue	$138.2	$473.5	$133.8	$141.6	$152.7	$179.2	$607.4
Adjustment	$12.4	$57.2	$11.1	$11.1	$9.6	$22.1	$54.0

Non-GAAP Revenue	$150.6	$530.7	$145.0	$152.7	$162.3	$201.3	$661.3

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Professional Services Revenue
GAAP Revenue	$45.2	$153.9	$38.8	$41.0	$37.2	$39.0	$156.0
Adjustment	$0.8	$1.8	$0.1	$0.2	$0.5	$0.2	$1.0

Non-GAAP Revenue	$46.0	$155.7	$38.9	$41.2	$37.7	$39.2	$157.0

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Hosting Revenue
GAAP Revenue	$80.6	$309.7	$84.0	$87.9	$88.2	$93.1	$353.1
Adjustment	$1.0	$9.5	$1.1	$1.0	$4.6	$7.6	$14.4

Non-GAAP Revenue	$81.6	$319.3	$85.1	$88.9	$92.8	$100.7	$367.5

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Maintenance and Support Revenue
GAAP Revenue	$45.8	$181.9	$47.2	$48.5	$50.8	$55.8	$202.2
Adjustment	$0.9	$8.2	$1.1	$0.8	$1.5	$2.5	$5.8

Non-GAAP Revenue	$46.7	$190.1	$48.2	$49.2	$52.3	$58.3	$208.0

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q4	Q1	Q2	Q3	Q4
	2010	2011	2011	2011	2011
Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.349	3.554	3.650	3.706	3.999

Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,143.2	1,174.4	1,225.5	1,312.4	1,332.3
Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q4	FY	Q1	Q2	Q3	Q4	FY
	2010	2010	2011	2011	2011	2011	2011
Total segment revenues	$324.9	$1,195.7	$317.3	$332.0	$345.1	$399.5	$1,393.9
Acquisition related revenue	(15.1)	(76.7)	(13.4)	(13.0)	(16.2)	(32.5)	(75.2)

Total consolidated revenues	$309.8	$1,118.9	$303.8	$319.0	$328.9	$367.0	$1,318.7

Total segment profit	$134.6	$485.3	$117.6	$133.0	$146.9	$175.3	$572.7
Corporate expenses and other, net	(20.2)	(88.0)	(20.7)	(23.9)	(24.7)	(30.9)	(100.3)
Acquisition related revenues and cost of revenue adjustments	(11.9)	(63.4)	(10.8)	(10.5)	(13.6)	(29.8)	(64.7)
Non-cash stock-based compensation	(27.3)	(100.1)	(32.1)	(43.6)	(33.8)	(37.8)	(147.3)
Amortization of intangible assets	(34.7)	(135.6)	(36.0)	(35.7)	(34.1)	(37.6)	(143.3)
Acquisition related costs, net	(3.7)	(30.6)	(3.0)	(2.3)	(8.6)	(8.0)	(21.9)
Restructuring and other charges, net	(1.6)	(17.9)	(2.1)	(2.4)	(0.9)	(17.5)	(22.9)
Costs associated with IP collaboration agreements	(4.5)	(16.7)	(4.6)	(4.6)	(5.3)	(5.3)	(19.8)
In-process research and development	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Other expense, net	(15.1)	(34.0)	(2.3)	(5.8)	(7.7)	(6.8)	(22.5)

Consolidated income before income taxes	$15.7	$(1.1)	$6.0	$4.1	$18.2	$1.7	$30.0

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31, 2011
	Low	High
GAAP revenue	$362,000	$387,000
Acquisition-related adjustment — revenue	18,000	18,000

Non-GAAP revenue	$380,000	$405,000

GAAP net loss per share	$(0.02)	$0.02
Acquisition-related adjustment — revenue	0.06	0.06
Acquisition-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.03	0.03
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.10	0.10
Non-cash interest expense	0.02	0.02
Non-cash income taxes	0.01	0.01
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.01	0.01

Non-GAAP net income per share	$0.33	$0.37

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	304,500	304,500

Weighted average common shares: diluted	321,500	321,500

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2012
	Low	High
GAAP revenue	$1,598,000	$1,648,000
Acquisition-related adjustment — revenue	62,000	62,000

Non-GAAP revenue	$1,660,000	$1,710,000

GAAP net income per share	$0.08	$0.15
Acquisition-related adjustment — revenue	0.19	0.19
Acquisition-related adjustment — cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.08	0.08
Cost of revenue from amortization of intangible assets	0.17	0.17
Amortization of intangible assets	0.26	0.26
Non-cash stock-based compensation	0.46	0.46
Non-cash interest expense	0.10	0.10
Non-cash income taxes	0.15	0.15
Costs associated with IP collaboration agreements	0.06	0.06
Restructuring and other charges, net	0.02	0.02

Non-GAAP net income per share	$1.55	$1.62

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	312,000	312,000

Weighted average common shares: diluted	328,500	328,500